UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

EATON CORPORATION

(Exact name of registrant as specified in its charter)

Ohio	34-0196300

(State or other jurisdiction of	(IRS Employer Identification No.)
incorporation or organization)

Eaton Center, Cleveland, Ohio 44114

(Address of principal executive offices)

EATON CORPORATION DEFERRED INCENTIVE
COMPENSATION PLAN II

(Full title of the plan)

E. R. Franklin, Vice President and Secretary, Eaton Center, Cleveland, Ohio 44114

(Name and address of agent for service)

(216) 523-4103

(Telephone number, including area code of, agent for service)

CALCULATION OF REGISTRATION FEE

		Proposed maximum	Proposed maximum
Title of securities	Amount to be	offering price per	aggregate offering	Amount of
to be registered	registered	share	price(1)	registration fee

Common Shares, par value of $.50 per share of Eaton Corporation	750,000	N/A	$43,267,500	$5,092.58

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933, as amended, on the basis of $57.690, the average of the high and low trading prices of Eaton Common Shares on April 15, 2005.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The following documents filed with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference:

(a) The Company’s annual report on Form 10-K for the year ended December 31, 2004.

(b) The description of Eaton’s Common Shares contained in the Registration Statement on Form S-3, File No. 333-74355, filed with the Securities and Exchange Commission under Section 12 of the Securities Exchange Act of 1934, as amended, on March 12, 1999.

(c) (i) Eaton Corporation’s Current Report on Form 8-K dated January 24, 2005;

(ii) Eaton Corporation’s Current Report on Form 8-K dated February 22, 2005;

(iii) Eaton Corporation’s Current Report on Form 8-K dated March 28, 2005;

(iv) Eaton Corporation’s Current Report on Form 8-K dated April 14, 2005; and

(v) Eaton Corporation’s Current Report on Form 8-K dated April 18, 2005.

All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of the filing of such reports and documents.

Item 4.	Description of Securities

The Eaton Common Shares are registered under Section 12 of the Securities Exchange Act of 1934, as amended, and accordingly, no description is provided hereunder.

Item 5.	Interests of Named Experts and Counsel

J. Robert Horst, Vice President and General Counsel of the Company, who has passed on the legality of the Eaton Common Shares covered by this Registration Statement, is a shareholder of the Company.

Item 6.	Indemnification of Directors and Officers

In accordance with Section 1701.13(E) of the Ohio Revised Code, the Company provides for indemnification of Eaton’s directors and officers against liabilities that he or she may incur in his or her capacity as a director or officer of the Company. Under Eaton’s Amended Regulations, the Company shall, to the full extent permitted by law, indemnify any director or officer against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her. The foregoing is subject to, and only part of, the detailed provisions of Eaton’s Amended Regulations.

The Company has entered into an Indemnification Agreement with each of its officers and directors. The Agreements provide that the Company shall indemnify such directors or officers to the full extent permitted by law against expenses actually and reasonably incurred by them in connection with any claim filed against them by reason of anything done or not done by them in such capacity. The Agreements also require the Company to maintain director and officer insurance which is no less favorable to the director and officer than the insurance in effect on the date of the Agreements, and to establish and maintain an escrow account of up to $10 million to fund the Company’s obligations under the Agreements, except that the Company is required to fund the escrow only upon the occurrence of a change of control of the Company, as defined under the Agreements.

Eaton also maintains insurance coverage for the benefit of directors and officers with respect to many types of claims that may be made against them, some of which may be in addition to those described in the Amended Regulations.

Item 7.	Exemption from Registration Claimed

Not applicable.

Item 8.	Exhibits

See list of exhibits at page 6.

Item 9.	Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

Provided further, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is for an offering of asset-backed securities on Form S-1 or Form S-3, and the information required to be included in a post-effective amendment is provided pursuant to Item 1100(c) of Regulation AB.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

     The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cleveland, State of Ohio, on the 18th day of April, 2005.

EATON CORPORATION

By	/s/ E. R. Franklin
E. R. Franklin
Vice President and Secretary

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

Alexander M. Cutler *	Chairman and Chief Executive	April 18, 2005
Officer; President; Principal
Executive Officer; Director

Richard H. Fearon *	Executive Vice President – Chief	April 18, 2005
Financial and Planning Officer;
Principal Financial Officer

Billie K. Rawot *	Vice President and Controller;	April 18, 2005
Principal Accounting Officer

Michael J. Critelli *	Director	April 18, 2005

Ernie Green *	Director	April 18, 2005

Ned C. Lautenbach *	Director	April 18, 2005

John R. Miller *	Director	April 18, 2005

Gregory R. Page *	Director	April 18, 2005

Kiran M. Patel *	Director	April 18, 2005

Victor A. Pelson *	Director	April 18, 2005

Gary L. Tooker *	Director	April 18, 2005

*By	/s/ David M. O’Loughlin
David M. O’Loughlin, Attorney-in-Fact
for the Officers and Directors
signing in the capacities indicated

EXHIBIT INDEX

Exhibit
Number

4(a)	Amended Articles of Incorporation of Eaton Corporation (filed as Exhibit 3(i) to Form 8-K report dated May 19, 1994 and incorporated herein by reference).

4(b)	Amended Regulations of Eaton Corporation (filed as Exhibit (a)(3)(a) to Form 10-Q report for the period ended June 30, 2002 and incorporated herein by reference).

5	Opinion of J. Robert Horst, Vice President and General Counsel of Eaton Corporation, as to the validity of the Common Shares registered.

23(a)	Consent of Ernst & Young LLP.

23(b)	Consent of J. Robert Horst, Vice President and General Counsel of Eaton Corporation (contained in his opinion filed as Exhibit 5 to this Registration Statement).

24	Power of Attorney.